November 9, 2018

Paul B. Heth

Patton Vision, LLC

2140 S. Dupont Highway

Camden, DE 19934

Dear Mr. Heth:

This will acknowledge receipt of your letter of November 5, 2018.

As you know, after prior deliberations, our Board has been of the view that it is in the best interest of our Company and our stockholders generally that we continue to pursue our strategic business plan as an independent company.   Our Board will once again conduct our annual evaluation of our strategic business plan in early 2019.  Our Board believes that the most appropriate time to consider your indication of interest would be in connection with its review of that strategic business plan and currently intends to take up such matter at such time.

Thank you for your time and cooperation.

Very truly yours,

/s/ Ellen M. Cotter

Ellen M. Cotter

Chair, President and Chief Executive Officer